Exhibit 5.1 and 23.2

[WILLIAMS MULLEN LETTERHEAD]

February 9, 2009

Board of Directors

Eastern Virginia Bankshares, Inc.

P.O. Box 1455

330 Hospital Road

Tappahannock, VA 22560

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof by Eastern Virginia Bankshares, Inc., a Virginia corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended, of (i) a warrant dated January 9, 2009 (the “Warrant”) to purchase common stock, par value $2.00 per share, of the Company (the “Common Stock”) and (ii) up to 373,832 shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”), for sale by the selling security holders identified in the Prospectus (the “Prospectus”) forming a part of the Registration Statement.

We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the Commonwealth of Virginia.

Based and the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that (i) the Warrant has been duly authorized and is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity (regardless of whether enforceability is considered in an action at law or suit in equity), including the availability of equitable remedies, (C) procedural requirements of law applicable to the exercise of creditors’ rights generally, and (D) judicial discretion inherent in the forum addressing enforceability, and (ii) the Warrant Shares have been duly authorized and, when issued upon exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

A Professional Corporation

NORTH CAROLINA • VIRGINIA • WASHINGTON, D.C. • LONDON

Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.643.1991 Fax: 804.783.6507 www.williamsmullen.com

February 9, 2009

Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ Charles W. Kemp
Charles W. Kemp, a Shareholder